SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934


JANUARY 27, 1998
Date of Report (Date of earliest event reported)


NETSCAPE COMMUNICTIONS CORPORATION
(Exact name of Registrant as specified in its charter)



DELAWARE                        0-26310                  94-3200270
State or other                  Commission File Number)  (I.R.S. Employer
jurisdiction of incorporation)                            Identification No.)


501 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(Address of principal executive offices)


(650) 254-1900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.

      On January 27, 1998 Netscape Communications Corporation ("Netscape") announced a net loss of $0.22 per share on revenue of $125.3 million for the quarter ended December 31, 1997, before the effect of a $56.3 million non-recurring charge for in-process research and development and merger related costs relating to the acquisitions of Actra Business Systems, LLC and Kiva Software Corporation, and a $23.0 million non-recurring charge for restructuring costs. After reflecting the non-recurring charge of in-process research and development, the loss was $0.92 per share. With respect to the in-process research and development and merger related costs, the actual charges in the fourth quarter of 1997 were $4.0 million more than Netscape had previously anticipated. With respect to the restructuring charge, Netscape had previously estimated an expense in the fourth quarter of 1997 of $35.0 million, but that charge will now be split between the fourth quarter of 1997 and the first quarter of 1998. The restructuring charge has three components-reduction in headcount, consolidation of facilities, and written-off intellectual property related to systems or third-party technology. Netscape intends to take the personnel related component of the charge, estimated to be $12.0 million, in the first quarter of 1998.

     The press release announcing these financial results is attached hereto as exhibit 99.1 and is incorporated herein by this reference. This press release includes "safe harbor" language pursuant to the Private Securities Litigation Reform Act of 1995, indicating that certain statements about Netscape's business contained in the press release are "forward-looking" rather than "historical."
A more thorough discussion of factors affecting Netscape's business plans and competitive environment is included in Netscape's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

            (C) EXHIBITS

Exhibit No.         Description

99.1                Text of Press Release dated January 27, 1998

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                         NETSCAPE COMMUNICATIONS CORPORATION


Date: January 27, 1998   By:/S/ PETER L.S. CURRIE

                            Peter L.S. Currie
                            Executive Vice President and Chief
                            Administrative Officer

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INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED JANUARY 27, 1998



Exhibit        Description

99.1           Text of Press Release dated January 27, 1998

EXHIBIT 99.1
NETSCAPE ANNOUNCES FOURTH QUARTER, FULL-YEAR 1997 RESULTS

MOUNTAIN VIEW, Calif. (January 27, 1998) -- Netscape Communications Corporation (NASDAQ:NSCP) today reported financial results for the fourth quarter and year ended December 31, 1997. Revenue for the fourth quarter of 1997 increased nine percent to $125.3 million, compared to revenue of $115.2 million for the same period in 1996. The company reported a net loss for the fourth quarter of 1997 of $88.3 million, or a net loss of $0.92 per share, including non-recurring charges of $56.3 million in purchased in-process research and development and merger-related charges and $23.0 million of restructuring costs. Excluding non-recurring charges, the net loss for the fourth quarter of 1997 was $20.8 million, or a net loss of $0.22 per share, compared to net income of $8.2 million, or $0.09 per share, in the fourth quarter of 1996.

Revenue for the year ended December 31, 1997, grew by 54 percent to $533.9 million compared to $346.3 million in 1996. The company also reported a net loss of $115.5 million for 1997, or a net loss of $1.23 per share, including $108.9 million of purchased in-process research and development and merger-related charges and $23.0 million ofrestructuring costs. Excluding non-recurring charges, net income for 1997 was $4.7 million, or $0.05 per share, compared to $24.4 million, or $0.27 per share, for 1996.

As the company reported in a preliminary fourth quarter results announcement on January 5, 1998, the slower than expected overall revenue growth in fourth quarter 1997 compared with the year-earlier period was due in part to competitive pressures that caused stand-alone client revenues to decline. The decline in stand-alone client revenue particularly impacted the company's European, Asian and retail businesses. In addition, Netscape's enterprise software and services revenue fell below expectations due to competitive pricing pressure and longer sales cycles associated with new, more sophisticated enterprise software products.

"No one factor contributed to the revenue shortfall we experienced in the fourth quarter of 1997. Instead, a decline in stand-alone client revenue and slower than expected growth in our enterprise sales and support revenue left us short of our goal," said Jim Barksdale, Netscape's president and chief executive officer. "We have taken immediate action to address these issues by streamlining our business to focus on key enterprise market opportunities and eliminating unrelated expenses. This restructuring, combined with fourth quarter acquisitions (Actra Business Systems, L.L.C. and Kiva Software

Corporation) and the continued build-out of our enterprise sales and support infrastructure, position us for industry leadership in 1998 in the growing electronic commerce, messaging, custom Internet solutions and service provider applications markets."

Since announcing its preliminary fourth quarter results earlier this month, Netscape has completed a restructuring of its business to sharpen its focus on enterprise software. As a result, the company has taken a restructuring charge of $23.0 million in the fourth quarter of 1997 in connection with a reduction in workforce, the closing of certain facilities and other write-offs. "By moving quickly to adjust resources to more aggressively pursue enterprise revenue opportunities, we believe we are well positioned to return to profitability in 1998," Barksdale added.

Last week the company announced plans to make the source code for the next generation of its highly popular Netscape Communicator client software available for free licensing on the Internet. The company plans to post the source code beginning with the first Netscape
Communicator 5.0 developer release, expected by the end of the first quarter of 1998. This aggressive move is expected to enable Netscape to harness the creative power of thousands of programmers on the Internet by incorporating their best enhancements into future versions of Netscape's software. The strategy is designed to accelerate development and free distribution by Netscape of future high-quality versions of Netscape Communicator to business customers and individuals, further seeding the market for Netscape's enterprise solutions and Netcenter businesses. Netscape also announced last week that it would make its currently available Netscape Navigator and Communicator Standard Edition
4.0 software products immediately free for all users.

The information in this release contains forward-looking statements. Actual results could differ materially. For a detailed discussion of factors that affect the company's operating results, interested parties should review the company's SEC reports, including Netscape's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 of 1997.

Netscape Communications Corporation is a premier provider of open software for linking people and information over enterprise networks and the Internet. The company offers a full line of Netscape Navigator clients, servers, development tools and commercial applications to create a complete platform for next-generation, live online applications. Traded on NASDAQ under the symbol "NSCP," Netscape
Communications Corporation is based in Mountain View, California.

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

NETSCAPE COMMUNICATIONS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)(1)
                                          December 31,

                                          1996          1997


ASSETS
Current Assets:
  Cash and cash equivalents              $88,233       $55,172
  Short-term investments                 115,015       129,426
  Accounts receivable, net               110,821       153,191
  Deferred tax assets                     20,347       37,336
  Other current assets                    16,928       19,961
    Total current assets                 351,344       395,086
  Property and equipment, net             86,812       131,093
  Long-term investments                   90,504       76,698
  Other assets                            12,665       29,943
                                        $541,325      $632,820

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable                       $27,752       $40,081
  Accrued compensation and related
  liabilities                             17,175        23,193
  Other accrued liabilities               12,788        18,266
  Income taxes payable                     7,731         2,709
  Deferred revenues                       80,308       106,170
  Accrued merger related charges            --           8,911
  Acrrued restructuring charges             __           3,685
  Current portion oflong-term obligations
    and installment notes payable            733           535
         Total current liabilities       146,487       203,550
  Long-term obligations                      616           215
  Stockholders' equity:
    Preferred stock, common stock and
    additional paid-in capital           404,072       549,196
    Deferred compensation                (6,128)       (3,671)
    Unrealized gain on
    available-for-sale securities             50         3,433
  Accumulated deficit                     (3,705)     (119,201)
  Cumulative translation adjustment          (67)         (702)
   Total stockholders' equity             394,222       429,055
                                         $541,325      $632,820

(1) Restated to reflect the mergers of Netscape Communications Corporation with Kiva Software Corporation, which has been accounted for as a pooling of interest.
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

NETSCAPE COMMUNICATIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited) (1)

                             Three Months      Year Ended
                             Ended
                             December 31,      December 31,
                             1996    1997      1996    1997


Revenues:
  Product revenues          $96,075  $85,702   $291,183  $383,950
  Service revenues           19,076   39,578     55,111   149,901
       Total revenues       115,151  125,280    346,294   533,851
Cost of revenues:
  Cost of product revenues    9,529   15,280    36,943     50,232
  Cost of service revenues    5,318   10,544    13,124     31,557
     Total cost of revenues  14,847   25,824    50,067     81,789
Gross profit                100,304   99,456   296,227    452,062
Operating expenses:
  Research and development   27,202   35,918    83,863    129,928
  Sales and marketing        51,850   82,211   154,545    272,110
  General and administrative 11,223   18,065    30,981     50,356
  Property rights agreement
  and related charges           250     --         250       --
  Purchased in-process
   research and development
   and merger related
   charges                      --    56,348     6,100    108,935
  Restructuring charges         --    23,000      --       23,000
    Total operating
       expenses              90,525  215,542   275,739    584,329
Operating income (loss)       9,779 (116,086)   20,488   (132,267)
Interest and other income,
net                           2,203     4,032    8,720      10,922
Equity in net losses of
joint ventures                (926)   (1,701)  (1,928)      (5,939)
Income (loss) before income
taxes                        11,056  (113,755)  27,280    (127,284)
Provision (benefit) for
income taxes                 2,898    (25,424)   7,763     (11,788)
Net income (loss)           $8,158   $(88,331) $19,517   $(115,496)
Basic income (loss) per      $0.09   $  (0.92) $  0.23   $   (1.23)
Diluted income (loss)
per share                    $0.09   $  (0.92) $  0.21   $   (1.23)
Shares used in computing
basic income (loss)
per share                   89,844      96,396  86,548       93,989
Shares used in computing
diluted income (loss) per
share                       95,186      96,396  90,841       93,989

Excluding non-recurring purchased in-process research and development, merger, and restructuring charges, net of tax effect:

Net income (loss)            $8,158    $(20,771) $24,387     $4,651
Basic income (loss) per
share                           0.09      (0.22)    0.28       0.05
Diluted income (loss) per
share                           0.09      (0.22)    0.27       0.05
Shares used in computing
basic income (loss) per
share                        89,844       96,396  86,548     93,989
Shares used in computing
diluted income (loss) per
share                        95,186       96,396  90,841     97,499

(1) Restated to reflect the mergers of Netscape Communications Corporation with KIVA Software Corporation, which has been accounted for as a pooling of interest.
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